Exhibit 99.d.(ii).b

Schedule A

Current as of: October 31, 2017

List of Funds

THE HARTFORD MUTUAL FUNDS II, INC.

on behalf of:

The Hartford Growth Opportunities Fund

The Hartford Municipal Real Return Fund

The Hartford Small Cap Growth Fund

The Hartford Value Opportunities Fund*

* The Hartford Value Opportunities Fund will be renamed to Hartford Quality Value Fund on November 1, 2017

Document Revision History:

October 31, 2017: Footnote added regarding name change for The Hartford Value Opportunities Fund